                                                                                                         EXHIBIT 12
                                   SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                                         Computation of Ratios of Earnings
                                    from Continuing Operations to Fixed Charges
                                               Total Enterprise (a)



                                                     Six Months Ended June 30,                         Years Ended December 31,


                                                   1995         1994        1994       1993         1992        1991           1990

                                                                          (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes            $ 79,817      $67,501   $ 76,098    $127,617     $126,691    $119,326     $103,797
    Fixed charges (see computation below)          23,870       25,808     48,385      59,171       49,131      46,596       49,899


Total Earnings Available for Fixed Charges       $103,102      $93,309   $124,483    $186,788     $175,822    $165,922     $153,696


Fixed Charges:
    Interest expense before deducting
        interest capitalized                     $ 22,682      $24,273   $ 45,900    $ 56,599     $ 46,298    $ 42,957     $ 47,323
    Rentals(b)                                      1,188        1,535      2,485       2,572        2,833       3,639        2,576


                                                 $ 23,870      $25,808   $ 48,385    $ 59,171     $ 49,131    $ 46,596     $ 49,899


Ratio of Earnings to Fixed Charges                    4.3          3.6        2.6         3.2          3.6         3.6          3.1

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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.